SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1

(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)

QUANTENNA COMMUNICATIONS, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

74766D100

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

(Continued on following pages)

Page 1 of 16 Pages

CUSIP No. 74766D100	Schedule 13G	Page 2 of 16

1	Name of reporting person SC US GF V HOLDINGS, LTD. (“SC HOLDINGS”)
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO

CUSIP No. 74766D100	Schedule 13G	Page 3 of 16

1	Name of reporting person SEQUOIA CAPITAL U.S. GROWTH FUND V, L.P. (“SC GROWTH”)
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person PN

CUSIP No. 74766D100	Schedule 13G	Page 4 of 16

1	Name of reporting person SEQUOIA CAPITAL USGF PRINCIPALS FUND V, L.P. (“SC USGF”)
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person PN

CUSIP No. 74766D100	Schedule 13G	Page 5 of 16

1	Name of reporting person SC US (TTGP), LTD. (“SC US TTGP”)
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO

CUSIP No. 74766D100	Schedule 13G	Page 6 of 16

1	Name of reporting person SCGF V MANAGEMENT, L.P. (“SCGF V MGMT”)
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person PN

CUSIP No. 74766D100	Schedule 13G	Page 7 of 16

1	Name of reporting person SEQUOIA CAPITAL XI, L.P. (“SC XI”)
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person PN

CUSIP No. 74766D100	Schedule 13G	Page 8 of 16

1	Name of reporting person SEQUOIA CAPITAL XI PRINCIPALS FUND LLC (“SC XI PF”)
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared voting power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO

CUSIP No. 74766D100	Schedule 13G	Page 9 of 16

1	Name of reporting person SEQUOIA TECHNOLOGY PARTNERS XI, L.P. (“STP XI”)
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person PN

CUSIP No. 74766D100	Schedule 13G	Page 10 of 16

1	Name of reporting person SC XI MANAGEMENT, LLC (“SC XI LLC”)
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO

CUSIP No. 74766D100	Schedule 13G	Page 11 of 16

1	Name of reporting person MICHAEL MORITZ
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power 92,832
	6	Shared voting power 0
	7	Sole dispositive power 92,832
	8	Shared dispositive power
9	Aggregate amount beneficially owned by each reporting person 92,832
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.3%[1]
12	Type of reporting person IN

[1]	Based on a total of 35,220,966 shares outstanding as of November 3, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2017

CUSIP No. 74766D100	Schedule 13G	Page 12 of 16

1	Name of reporting person DOUGLAS LEONE
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person IN

CUSIP No. 74766D100	Schedule 13G	Page 13 of 16

ITEM 1.

(a)	Name of Issuer: Quantenna Communications, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

3450 W. Warren Avenue

Fremont, California 94538

ITEM 2.

(a)	Name of Persons Filing:

SC US GF V Holdings, LTD.

Sequoia Capital U.S. Growth Fund V, L.P.

Sequoia Capital USGF Principals Fund V, L.P.

SC US (TTGP), Ltd.

SCGF V Management, L.P.

Sequoia Capital XI, L.P.

Sequoia Capital XI Principals Fund, LLC

Sequoia Technology Partners XI, L.P.

SC XI Management, LLC

Michael Moritz

Douglas Leone

Michael Moritz and Douglas Leone are the Managing Members of SC XI LLC. SC XI LLC is the General Partner of each of SC XI and STP XI, and the Managing Member of SC XI PF. SC Growth and SC USGF together own 100% of the outstanding ordinary shares of SC Holdings. SC US TTGP is the general partner of SCGF V MGMT, which is the general partner of each of SC Growth and SC USGF.

(b)	Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c)	Citizenship:

SC XI, SC XI PF, STP XI, SC XI LLC: Delaware

SCGF V HOLD, SCGF V, SC USGF, SC US TTGP, SCGF V MGMT: Cayman Islands

Michael Moritz, Douglas Leone: USA

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 74766D100

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP No. 74766D100	Schedule 13G	Page 14 of 16

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☒

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP No. 74766D100	Schedule 13G	Page 15 of 16

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018

SC US GF V Holdings, Ltd.

By:	Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P.
its Members

By:	SCGF V Management, L.P.,
General Partner of each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC XI Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P.

By:	SCGF V Management, L.P.,
General Partner of each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital XI, L.P.
Sequoia Technology Partners XI, L.P.

By:	SC XI Management, LLC
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

CUSIP No. 74766D100	Schedule 13G	Page 16 of 16

Sequoia Capital XI Principals Fund, LLC

By:	SC XI Management, LLC its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF V Management, L.P.,

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

/s/ Michael Moritz
Michael Moritz

/s/ Douglas Leone
Douglas Leone